SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 8, 2003

AMB PROPERTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-13545	94-3281941

(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Pier 1, Bay 1, San Francisco, California 94111

(Address of principal executive offices) (Zip Code)

415-394-9000

(Registrants’ telephone number, including area code)

n/a

(former name or former address, if changed since last report)

ITEM 5      OTHER EVENTS.

On July 8, 2003, AMB Property Corporation announced second quarter 2003 results as follows:

AMB Property Corporation today reported second quarter 2003 earnings per share (EPS) of $0.19, compared with EPS of $0.31 for the same period in 2002. EPS in the quarter was below the company’s guidance of $0.28 to $0.33 per share; the variance was largely a result of the company’s decision to postpone the sale of, and the corresponding gain from, one of the company’s remaining retail assets. The sale is expected to be completed before year end.

In the first half of 2003, EPS was $0.89, including $0.50 per share of gains on disposition of real estate, up from $0.65 per share in first half 2002 which included $0.03 of gains. The company’s industrial operating portfolio was 91.5% leased at the end of the second quarter, down 100 basis points from March 31, 2003 and down 290 basis points from June 30, 2002. Preliminary data indicate national industrial occupancy at the end of the second quarter was 88.5%. Cash-based same store net operating income decreased 2.4% in the quarter and increased 0.7% year to date.

Investment Activity

During second quarter 2003, AMB acquired 16 buildings totaling 2.1 million square feet for a total investment of $120.1 million. The company sold two buildings totaling 229,700 square feet for a disposition price of $15.1 million during the same period.

AMB began four development projects during the quarter with an estimated total investment of $42.1 million. AMB’s committed industrial development and renovation pipeline through 2005 currently stands at $157.3 million and consists of an expected 2.8 million square feet, of which 60% has been funded and 20% has been preleased.

In addition to the developments begun in the second quarter, AMB has agreed to purchase a 32-acre (13 hectare) development parcel adjacent to Tokyo’s Narita International Airport – one of the world’s busiest airports for international air cargo. The land purchase, which is subject to customary closing conditions and completion of infrastructure by the seller, is expected to be completed in May 2004.

Financing Activity and Staffing Update

During the quarter, AMB issued and sold 2,000,000 shares of its 6.5% Series L Cumulative Redeemable Preferred Stock at a price of $25.00 per share. In addition, the company announced the redemption of all 3,995,800 shares of its outstanding 8.5% Series A Cumulative Redeemable Preferred Stock; the shares will be redeemed on July 28, 2003.

In a recent promotion, Alison M. Hill was appointed senior vice president of AMB and senior vice president and chief operating officer of AMB’s wholly owned subsidiary, AMB Capital Partners, LLC.

Consolidated Balance Sheets
(dollars in thousands)

	As of

	June 30, 2003	March 31, 2003	December 31, 2002

Assets
Investments in real estate:
Total investments in properties	$5,016,014	$4,869,741	$4,925,982
Accumulated depreciation	(412,990)	(382,900)	(362,540)

Net investments in properties	4,603,024	4,486,841	4,563,442
Investment in unconsolidated joint ventures	68,566	67,754	64,428
Properties held for divestiture, net	73,000	59,742	107,871

Net investments in real estate	4,744,590	4,614,337	4,735,741
Cash and cash equivalents	91,161	149,908	117,214
Mortgage receivable	13,097	13,112	13,133
Accounts receivable, net	83,116	76,056	74,207
Other assets	44,300	51,909	52,199

Total assets	$4,976,264	$4,905,322	$4,992,494

Liabilities and Stockholders’ Equity
Secured debt	$1,215,135	$1,250,528	$1,284,675
Unsecured senior debt securities	800,000	800,000	800,000
Unsecured debt	9,909	10,050	10,186
Alliance Fund II credit facility	—	51,500	45,500
Unsecured credit facility	19,420	17,464	95,000
Accounts payable and other liabilities	167,621	188,050	181,716

Total liabilities	2,212,085	2,317,592	2,417,077
Minority interests:
Preferred units	308,369	308,369	308,369
Minority interests	733,304	592,260	582,898

Total minority interests	1,041,673	900,629	891,267
Stockholders’ equity:
Common stock	1,578,087	1,591,107	1,588,156
Preferred stock	144,419	95,994	95,994

Total stockholders’ equity	1,722,506	1,687,101	1,684,150

Total liabilities and stockholders’ equity	$4,976,264	$4,905,322	$4,992,494

Consolidated Statements of Operations
(dollars in thousands, except share data)

	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenues and other income
Rental revenues	$147,961	$139,124	$305,233	$279,179
Equity in earnings of unconsolidated joint ventures	1,622	1,638	2,857	3,121
Private capital income	3,555	3,114	5,916	5,702
Interest and other income	1,549	3,330	2,942	7,312

Total revenues	154,687	147,206	316,948	295,314
Expenses
Property operating expenses	38,607	33,671	78,803	67,620
Interest, including amortization(1)	36,645	36,484	73,750	71,177
Depreciation and amortization(2)	38,094	29,967	72,893	57,678
General and administrative	12,170	10,762	24,344	21,831

Total expenses	125,516	110,884	249,790	218,306

Income before minority interests and gains	29,171	36,322	67,158	77,008
Minority interests’ share of income:
Preferred units	(6,379)	(6,510)	(12,759)	(12,367)
Minority interests	(9,843)	(8,760)	(20,941)	(18,522)

Total minority interests share of income	(16,222)	(15,270)	(33,700)	(30,889)

Income from continuing operations, before gains from dispositions	12,949	21,052	33,458	46,119
Gains from dispositions of real estate, net of minority interests	—	2,768	7,429	2,480

Income from continuing operations	12,949	23,820	40,887	48,599
Discontinued operations:
Income attributable to discontinued operations, net of minority interests	1,310	5,030	3,106	10,554
Gains from dispositions of real estate, net of minority interests	3,867	—	33,511	—

Total discontinued operations	5,177	5,030	36,617	10,554

Net income	18,126	28,850	77,504	59,153
Preferred stock dividends	(2,195)	(2,125)	(4,318)	(4,250)

Net income available to common stockholders	$15,931	$26,725	$73,186	$54,903

Net income per common share (diluted)	$0.19	$0.31	$0.89	$0.65

Weighted average common shares (diluted)	82,465,984	85,529,416	82,520,038	85,120,197

(1)  Interest expense for the quarter and six months ended June 30, 2002, was adjusted for the retroactive adoption of SFAS No. 145, which resulted in the reclassification of debt extinguishment costs of $0.1 million and $0.3 million, respectively, from extraordinary items.

(2)  Includes unrealized losses resulting from the impairment of investments in real estate and leasehold interests that continue to he held for long-term investment. For the quarter and six months ended June 30, 2003, such amounts totaled $5.2 million. Also, during the quarter ended June 30, 2003, the Company recorded a reduction of depreciation expense of $2.1 million for the recovery, through a legal settlement, of capital expenditures paid in prior years.

ITEM 7      FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits:

Exhibit
Number	Description

99.1	AMB Property Corporation Press Release dated July 8, 2003.

ITEM 9	REGULATION FD DISCLOSURE (THE FOLLOWING DISCUSSION IS FURNISHED UNDER “ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION”).

In accordance with SEC Release No. 33-8216, the following information, required to be furnished under “Item 12. Results of Operations and Financial Condition,” is furnished under “Item 9. Regulation FD Disclosure.”

On July 8, 2003, we issued a press release entitled “AMB Property Corporation announced Second Quarter 2003 Results,” which sets forth our results of operations for the second quarter of 2003. A copy of the press release is attached hereto as Exhibit 99.1. This Item 9 and the attached exhibit are provided under Item 12 of Form 8-K and are furnished to, but not filed with, the Securities and Exchange Commission.

Forward Looking Statements

Some of the information included in this report contains forward-looking statements, such as statements pertaining to earnings and results of operations and future plans. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. The events or circumstances reflected in forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date of this report or the dates indicated in the statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults on or non-renewal of leases by tenants, increased interest rates and operating costs, our failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, our failure to successfully integrate acquired properties and operations, our failure to divest of properties we have contracted to sell or to timely reinvest proceeds from any divestitures, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities), our failure to qualify and maintain our status as a real estate investment trust, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws, risks related to doing business internationally and increases in real property tax rates. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes and certain other matters discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Risks” and elsewhere in our most recent annual report on Form 10-K and quarterly report on Form 10-Q.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMB Property Corporation (Registrant)

Date: July 9, 2003	By:	/s/ Tamra Browne

Tamra Browne
Senior Vice President, General
Counsel and Secretary